Exhibit 99.1

KULR TECHNOLOGY GROUP PARTNERS WITH THEORY RACING TO

DEVELOP NEXT-GENERATION E-BIKE BATTERIES

Company Takes Technological Safety Advancements Derived from NASA-Proven Thermal Solutions to Mountain and City Commuter E-Bikes

SAN DIEGO / GLOBENEWSWIRE / December 29, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced a partnership with Theory Racing (“Theory”), a leading World Cup Enduro racing team.

The partnership with Theory comes on the heels of the Company announcing that it will introduce its all-new modular energy storage platform, KULR ONE, at CES 2023 this January 5-8. KULR ONE is a family of next-generation battery packs bringing a combination of safety, performance, intelligence, modularity and reliability to the world's most demanding applications.

“Collaborating with a leader in the mountain bike racing space, like Theory Racing, is a natural progression in KULR’s vision to support the global electrification movement,” said KULR’s CEO and Co-Founder, Michael Mo. “Working alongside Director Nic Bean and the Theory Racing team is a terrific opportunity for us to expand into high volume consumer applications as we evolve our NASA-proven battery safety technology to better service the e-bike industry.”

As the micro-mobility category becomes more prevalent, there is an increasing need for safe battery solutions, especially among e-bikes. This partnership allows KULR to build upon its rigorous thermal management expertise by optimizing state-of-the-art technology with high-performance e-bikes. The advancement of KULR’s technology in the e-bike space has the potential to serve and transform a number of ever-expanding industries including general urban transportation, e-mobility sporting, and food and product delivery.

According to Precedence Research, the global battery management system market size is projected to surpass USD 35.14 billion by 2030 and growing at a registered CAGR of 21.22% over the forecast period 2022 to 2030.

“We are thrilled to be partnering with KULR Technology. We are confident that by combining our expertise and resources, we will be able to write the next chapter in performance e-bike battery systems and help take the power, safety, and efficiency of e-bike batteries to new heights,” said Theory Racing Director, Nic Bean. “In addition, KULR’s sponsorship of the Theory Global Enduro program highlights their dedication to the sport and their focus on stress testing products at the highest levels. We can't wait to see what the future holds for this exciting partnership.”

KULR will serve as Theory’s primary sponsor at the World Cup Enduro Tour, a global competition to showcase the future of top mountain bike talents. The Theory Global Enduro Program is a World Cup Enduro team that features top riders such as Julie Duvert and Carter Krasney who have proven to be competitive at the top of the sport internationally. KULR’s support will help push the Theory team to new heights, while electrifying their traveling infrastructure.

Theory will also be available at CES 2023, January 5-8, supporting KULR’s new commercial product releases at booth #6357 in the West Hall of the Las Vegas Conventional Center.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Tom Colton or John Yi

Gateway Group

Main: (949) 574-3860

KULR@gatewayir.com

Public Relations:

Robert Collins / Zach Kadletz / Anna Rutter

Gateway Group

Main: (949) 574-3860

KULR@gatewayir.com

Brokers and Analysts:

Chesapeake Group

Main: (410) 825-3930

info@chesapeakegp.com